Exhibit 99.2

NEWS RELEASE

For:
Tasty Baking Company
For More Information:
Mary C. Borneman	David S. Marberger
Manager, Investor Relations	Chief Financial Officer
215-221-8537	215-221-8500
mary.borneman@tastykake.com

FOR IMMEDIATE RELEASE

TASTY BAKING COMPANY GRANTS OPTION ON ITS CORPORATE
OFFICES AND DISTRIBUTION CENTER FOR $1.6 MILLION

Philadelphia bakery not included in agreement

Philadelphia, Pennsylvania, July 11, 2006 - Tasty Baking Company (NasdaqNM: TSTY) announced today that the Company has entered into an Option Agreement with Keystone Redevelopment Partners, LLC (“Keystone”) which provides Keystone the option to purchase Tasty Baking Company’s corporate offices and distribution center located in Philadelphia, Pennsylvania. In consideration for entering into the agreement, Tasty Baking Company received a $1.6 million option price payment. The agreement does not include the Company’s Philadelphia bakery located in the same section of the city.

Keystone has applied for one of the two Class 2 Slot Licenses anticipated to be awarded in Philadelphia prior to the end of 2006 and, if successful, plans to develop the TrumpStreet Casino & Entertainment Complex. Keystone previously entered into a separate agreement with a third party to acquire land adjacent to the Company’s corporate offices and distribution center as the premise of its application for the potential development of its gaming facility.

Under the terms of the agreement with Tasty Baking Company, Keystone has the option to purchase its corporate offices and distribution center for a $14.4 million purchase price payment. The option must be exercised by June 30, 2008; however, in certain circumstances, Keystone may extend the term until June 30, 2009. If the option is exercised, Keystone would need to provide the Company with at least nine months notice prior to closing on the purchase transaction.

Charles P. Pizzi, president and chief executive officer of Tasty Baking Company, said, “This transaction provides our company with additional cash for investment in our brand and strategic growth plan. If Keystone exercises its option, we believe that real estate opportunities exist to accommodate our preference to maintain operations in Philadelphia. We are committed to making the decisions that will drive shareholder return and enable the long-term growth of the business.”

Tasty Baking Company management will host a conference call Tuesday, July 11, 2006, to discuss today’s announcement. Interested parties will have the opportunity to listen to the call by dialing 1-888-203-1112 and entering the passcode 6548803. The telephone replay will be available from 4:00 p.m. on July 11, 2006, until Tuesday, July 18, 2006, at 11:59 p.m. EDT. This will be the only forum in which management will respond to questions regarding this announcement until the Company has released its second quarter 2006 financial results, which are expected to be released on July 31, 2006.

About Tasty Baking Company

Tasty Baking Company (NasdaqNM: TSTY), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country’s leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the company’s website or by calling 1-800-33-TASTY.

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“Safe Harbor Statement” Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied herein. There are a number of factors that may cause actual results to differ from these forward-looking statements, including without limitation, the costs and required timing to acquire (or lease) and fit-out a new facility and relocate thereto, the cost and availability of capital to fund improvements or new facilities, the success of marketing and sales strategies and new product development, the ability to successfully enter new markets, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the company are provided in the company’s annual reports to shareholders and the company’s periodic reports filed with the Securities and Exchange Commission from time to time, including reports on Forms 10-K and 10-Q. Please refer to these documents for a more thorough description of these and other risk factors. There can be no assurance that Keystone will exercise the option and acquire the Company’s property. The company assumes no obligation to publicly update or revise any forward-looking statements.